Exhibit 10.29

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Dated	6 January 2012

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GW PHARMA LIMITED

LEASE

- OF -

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Hogan

Lovells

Matter ref:  21552/98643
Ref:  CM1/CW/VJS/2052239.4

Hogan Lovells International LLP
Atlantic House, Holborn Viaduct, London EC1A 2FG

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

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Land Registry Prescribed Clauses

LR1 Date of lease	6 January 2012

LR2 Title number(s)	LR2.1 Landlord’s title number(s) ***

LR2.2 Other title numbers None

LR3 Parties to this lease	Landlord *** and *** whose registered offices are both at ***

Tenant GW PHARMA LIMITED a company registered in England and Wales of (registered number 3704998) whose registered office is at Porton Down Science Park Salisbury Wiltshire SP4 0JQ

Other parties None

LR4 Property	In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

The Premises as defined in clause 1.1

LR5 Prescribed statements etc	LR5.1 Not applicable

LR5.2 Not applicable

LR6 Term for which the Property is leased	The Term as defined in clause 1.1

LR7 Premium	None

LR8 Prohibitions or restrictions on disposing of this lease	The lease contains a provision that prohibits or restricts dispositions

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LR9 Rights of acquisition etc	LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land None

LR9.2 Tenant’s covenant to (or offer to) surrender this lease None

LR9.3 Landlord’s contractual rights to acquire this lease None

LR10 Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None

LR11 Easements	LR11.1 Easements granted by this lease for the benefit of the Property The rights and matters set out in Schedule 1

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property The rights and matters set out in Schedule 2

LR12 Estate rentcharge burdening the Property

LR13 Application for standard form of restriction	None

LR14 Declaration of trust where there is more than one person comprising the Tenant	Not applicable

2

LEASE

THIS LEASE is made on the date set out in clause LR1

BETWEEN:

(1)                                 the Landlord as set out in clause LR3; and

(2)                                 the Tenant as set out in clause LR3.

1.                                      DEFINITIONS

1.1                               In this Lease the following words and expressions have the meanings set opposite them:

“Access Roads” means the roads footpaths and accessways within the Science Park not adopted from time to time and the road connecting the Science Park to ***;

“adjoining or neighbouring premises” includes any part or parts of the Science Park other than the Premises;

“associated company” means a company in the same group of companies as the Tenant as defined by section 42 Landlord and Tenant Act 1954;

“Authorised Guarantee Agreement” means an agreement between the Landlord and the Tenant entered into by the Tenant as covenantor in the circumstances set out in clause 3.18 hereof and containing the provisions set out in Schedule 7 hereto;

“Building” means the building known as *** (as shown edged red on the plan numbered 1 annexed hereto) together with the external ancillary stores associated with that building shown edged blue on the plan numbered 2 annexed hereto;

“Building External Plant” means the plant and machinery and Conducting Media upon and serving the Building but located outside (though for the avoidance of doubt not under) the Structure;

“Centre Common Parts” means any entrances, passageways, Access Roads, Conducting Media, car parking, hardstanding, verges, landscaping and other parts of the Science Park available or intended to be available for use and/or enjoyment by two or more of the Landlord’s tenants of the Science Park in common (but for the avoidance of doubt including all car parking areas whether or not the subject of exclusive parking rights);

“Conducting Media” means tanks, pipes, cables, wires, meters, drains, sewers, gutters and other things of a similar nature for the passage of electricity, gas, water, soil and other services;

“Environmental Audit” means an audit of the Tenant’s Activities on the Premises to be commissioned by the Landlord from time to time but not more than once per year;

“Gateway Tenant” means an individual, partnership or company whose prime activity either is within the areas of Science or High Technology or is the provision of support directly related to the scientific community as would maintain an appropriate mix of tenants at the Science Park to retain its character as a science park in the opinion of the Landlord acting in the interests of good estate management;

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“High Technology” means research, development, design, manufacturing or service activities utilising, employing or manufacturing product or processes which apply bio-technology, electronics, robotics, informatics or other such scientific disciplines as the Landlord (in conjunction with the local planning authority) determines to be representative of the field of high technology;

“Insurance Rent” means the rent reserved by clause 2.2;

“Insured Risks” means fire and such other risks or perils (if any) as the Landlord or any superior landlord may from time to time deem it prudent to insure and have insured the Science Park (with or without the boilers, lifts and other plant and machinery in the Science Park) against;

“Landlord” includes the person or persons for the time being entitled to the reversion immediately expectant on the Term;

“Planning Acts” means and includes the “planning Acts” as defined in section 117 Planning and Compulsory Purchase Act 2004 together with that Act and all other legislation from time to time imposing controls on the development or use of land;

“Premises” means all those premises comprising the Building but excluding the Structure and the Building External Plant but together with all glass, false ceilings, plaster and other internal finishes of walls and ceilings and all floorboards and floor coverings as well as any landlord’s fixtures and fittings from time to time in the Premises and each and every part of the Premises;

“Regulations” means the regulations set out in Schedule 8 hereto;

“Rent” means the rent reserved by this Lease at the rate from time to time payable under clause 2.1 and clause 6;

“Science” means dependence upon the application of scientific or technological skills or knowledge in the production of new goods or services for competitive advantage;

“Science Park” means ***, *** and any other land from time to time owned by the Landlord which is adjoining or neighbouring;

“Service Charge” means the Service Charge as defined in and calculated pursuant to Schedule 4;

“Structure” means the exterior and main structure of the Building including the foundations, roofs, main walls, ceilings and floors thereof (but excluding any glass, false ceilings, all internal plaster and other internal finishes of walls or ceilings and any floorboards and floor coverings);

“Tenant” includes the successors in title and assigns of the Tenant;

“Term” means a term of years commencing on 1 January 2012 and expiring on 22 January 2019 together with any statutory continuation;

“VAT” means Value Added Tax and any other tax of a similar nature.

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1.2                               In this Lease unless there be something in the context inconsistent therewith:

(a)                                 words importing the masculine gender shall include the feminine gender and vice versa and words importing the singular shall include the plural and vice versa and words importing persons and all references to persons shall include companies, corporations and firms and vice versa;

(b)                                 if at any time two or more persons are included in the expression the “Tenant” then covenants contained in this Lease or implied by or on the part of the Tenant

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shall be deemed to be and shall be construed as covenants entered into by and binding on such persons jointly and severally;

(c)                                  wherever the consent or approval of the Landlord is required it may be given subject to the Tenant obtaining any necessary further consent or approval under any headlease and nothing in this lease implies that such further consent or approval will not be unreasonably withheld;

(d)                                 where the Tenant is placed under a restriction by this Lease it includes an obligation not to permit or allow the restriction to be infringed;

(e)                                  references to “lease” shall include “underlease” and vice versa.

2.                                      DEMISE AND RENT

The Landlord DEMISES unto the Tenant ALL THOSE the Premises TOGETHER with the particular rights set out in Schedule 1 hereto so far as the Landlord has power to grant the same BUT EXCEPT AND RESERVED AND SUBJECT to the particular rights and matters set out in Schedule 2 AND SUBJECT ALSO to the matters contained or referred to in the documents brief particulars of which are set out in Schedule 3 hereto TO HOLD the Premises unto the Tenant (together with but except and reserved and subject as above) for the Term YIELDING AND PAYING to the Landlord during the Term and so in proportion for any less time than a year without any deductions therefrom whatsoever the following rents namely:

2.1                               Until 1 January 2017 the yearly rent of £179,886 and during the remainder of the Term the same yearly rent or such higher yearly rent as may become payable pursuant to review under clause 6 by equal quarterly payments in advance on the four usual quarter days in each year of which the first payment (being the due proportion for the period commencing on 1 January 2012 and ending on the usual quarter day thereafter) shall be paid on or before the date of this Lease;

2.2                               throughout the Term sums equal to a just proportion fairly attributable to the Premises of the total amounts which the Landlord shall from time to time expend by way of premium and incidental costs (including the cost of periodic valuations and any premium payable under any headlease and the whole of any increase in any premium from time to time as a result of or arising out of the manner or the purposes in or for which the Premises are kept used and occupied) in effecting and maintaining the several insurances referred to in clause 4.1 (together with any insurance effected by the Landlord against public liability risks in respect of the Science Park) each such sum to be paid immediately following a demand the first such payment in respect of amounts already so expended by the Landlord (being the due proportion commencing on 1 January 2012 to the next renewal date or dates for such insurances) to be paid on or before the date of this Lease and in the event of any dispute as to any such sum the same shall be determined by the Landlord’s surveyor (acting as an independent expert and not as an arbitrator) whose determination shall be final and binding on the parties;

2.3                               throughout the Term sums equal to the Service Charge defined at the times and in the manner specified in Schedule 4;

2.4                               VAT on the rents reserved by this Lease payable at the time such rents are payable.

3.                                      TENANTS’ COVENANTS

The Tenant to the intent that the obligations hereby created shall continue throughout the whole of the Term HEREBY COVENANTS with the Landlord as follows:

3.1                               Pay Rent

(a)                                 To pay the Rent, the Insurance Rent and the Service Charge at the times and in the manner required by clause 2 without deduction or set off and to pay the Rent and the Fixed Charge (as defined in Schedule 5) by bankers standing order or similar form of bank transfer if so required by the Landlord.

(b)                                 To pay all rents and other sums when they first fall due under this Lease whilst the Term is vested in the Tenant whether or not such rents or other sums relate to a period before the Term became vested in such Tenant.

3.2                               Pay outgoings

(a)                                 To pay and keep the Landlord fully indemnified from and against all liability for all general and other rates of whatever nature or kind and all taxes, charges, duties, levies, assessments, impositions and outgoings whatever (whether parliamentary, parochial, local or of any other description) which are now or may become rated taxed charged levied assessed or imposed upon the Premises or the owner, landlord, tenant or occupier of the Premises and whether or not required to be paid by the Tenant himself.

(b)                                 Where not supplied directly by the relevant utility company to the Tenant to pay on demand the cost (which may for the avoidance of doubt and without limitation include reasonable provision for management by the Landlord’s own staff) incurred by the Landlord in or incidental to arranging for the supply of services pursuant to clause 4.4 consumed at the Premises (which where not separately metered shall be a due proportion determined by the Landlord of such costs payable or incurred by the Landlord in respect of the Premises together with other premises).

3.3                               Repair and decorate

(a)                                 (Damage by the Insured Risks always excepted unless the policy or policies of insurance effected by the Landlord against them shall be rendered void or payment of the insurance moneys be refused in whole or in part by reason of or arising out of any act, omission, neglect or default by the Tenant or any subtenant or other person under the control of the Tenant or any subtenant) to keep the Premises including all means of escape therefrom in case of fire or other emergency and Conducting Media forming part of and serving the Premises in good and substantial repair and condition and maintained and in good decorative and clean condition with the glass cleaned both inside and (unless the cost of the same is being met by the Tenant as part of the Service Charge) outside at least once a month and (without prejudice to the generality of the above obligations of the Tenant) in a good and workmanlike manner and to the reasonable satisfaction of the Landlord in the year 2017 and every fifth year thereafter and also in the last three months of the Term (however and whenever it may terminate) to paint with at least two coats of good quality paint all interior parts of the Premises which have previously been or ought to be painted and grain varnish paper or otherwise suitably decorate or treat with good quality materials as circumstances may require all parts of the interior of the Premises which have previously been or ought to be so dealt with and in the case of painting in the last three months of the Term the Landlord shall have the right to insist on a particular colour scheme being used.

(b)                                 To replace whenever necessary or advisable the filters, belt seals and strainers (and any other such parts which require periodic replacement due to ordinary wear and tear or as part of the ordinary maintenance require) of the Building External Plant.

3.4                               Observe legislation

(a)                                 To observe and perform all requirements of any Act of Parliament, local Act or bylaw and notices issued under such legislation or by any public, local or other competent authority (whether or not required of the Tenant himself) in any way affecting the Premises or any thing in or any activity carried on by persons resorting to or working or employed at the Premises or the use and occupation of the Premises within the time limited by law or the notice requiring the same (or if no time is so limited then within a reasonable time) to the reasonable satisfaction of the Landlord and to indemnify and keep the Landlord fully indemnified against all such requirements and all actions, proceedings, costs, claims, demands, expenses and liability whatever arising out of or in connection with non-observance or non-performance of such requirements.

(b)                                 At its own expense to obtain from the appropriate authorities all licences consents and permissions as may be required for the carrying out by the Tenant of any operations on or for the use of any part of the Premises.

(c)                                  Not to do anything in the Premises or cause them to be used or occupied in such a way that the Landlord or any tenant or occupier of the Science Park is disabled from complying with any Acts in respect of the whole or any part of the Science Park or may under any Acts incur or have imposed upon it or become liable to pay any penalty damages compensation costs charges of expenses.

(d)                                 In particular but without prejudice to the generality of the foregoing to comply with all the lawful requirements from time to time of the following bodies or their successors:

(i)                                     the Health and Safety Executive;

(ii)                                  Environmental Agency;

(iii)                               Home Office;

(iv)                              Her Majesty’s Inspector of Pollution;

(v)                                 Department of Health and Social Security;

(vi)                              ***;

(vii)                           Customs and Excise;

(viii)                        Department for Environment Food and Rural Affairs;

(ix)                              National Radiological Protection Board.

3.5                               Yield up

Quietly to surrender and yield up the Premises to the Landlord (or as the Landlord may direct) at the end or sooner determination of the Term in a state and condition in all respects in accordance with the covenants on the part of the Tenant contained in this Lease and:

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(a)                                 unless otherwise required by the Landlord, at the Tenant’s expense to remove from the Premises any alterations or additions to the Premises made during the Term or during the subsistence of any previous lease or tenancy of the Premises held by the original Tenant under this Lease where such lease or tenancy contained an obligation to reinstate such alterations or additions including for the avoidance of doubt and without limitation during the term of a Lease dated 11 July 2007 and made between *** and GW Pharma Limited (2); and

(b)                                 to hand over to the Landlord all keys relating to the Premises.

3.6                               Entry by Landlord

(a)                                 To permit the Landlord and others authorised by the Landlord after at least three days’ prior notice (except in an emergency when no notice need be given) to enter upon the Premises to view and inspect the Premises and ascertain how the same are being used and occupied and their state and condition and to take schedules of all landlord’s fixtures and fittings and to estimate the current value of the Premises for insurance, mortgage or other purposes and to carry out an Environmental Audit.

(b)                                 Whenever on any such inspection anything is found which constitutes a breach, non-performance or non-observance of the covenants on the part of the Tenant contained in this Lease and of which the Landlord gives notice to the Tenant to commence to remedy and make good the same within one month of the date of such notice (or immediately in the case of any breach, non-performance or non-observance of clause 3.25 or in respect of any other matter which the Landlord reasonably deems as requiring immediate remedial action) and thereafter proceed diligently with the requisite works but if the Tenant shall fail so to do to permit the Landlord if it so desires (although the Landlord shall be under no obligation so to do) without prejudice to the Landlord’s right of re-entry or any other right or remedy of the Landlord to enter upon the Premises with contractors, workmen and others and all necessary equipment, tools and materials and to execute or complete such works and to pay to the Landlord on written demand either during or on completion of such works as the Landlord may require the costs and expenses incurred by the Landlord together with all solicitors’, surveyors’ and other professional fees and expenses incurred by the Landlord in relation to such works.

3.7                               Entry by adjoining owners

To permit the Landlord and others authorised by the Landlord and the tenants, owners or occupiers from time to time of any adjoining or neighbouring premises and their respective agents and contractors to enter upon the Premises with workmen and others and all necessary equipment, tools and materials after at least three days’ prior notice (except in an emergency when no prior notice need be given) in order to carry out repairs, alterations, additions, decorations or any other works to or of any adjoining or neighbouring premises which cannot reasonably be carried out without entry on to the Premises PROVIDED ALWAYS that the persons so entering shall cause as little inconvenience as possible to the Tenant or other the occupiers of the Premises and shall with the minimum of delay make good all damage thereby caused to the Premises.

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3.8                               Costs of default

To pay all proper costs, charges and expenses (including solicitors’ costs and bailiffs’, architects’ and surveyors’ fees) reasonably payable by the Landlord for the purposes of and incidental to the preparation, service and enforcement (whether by proceedings or otherwise) of:

(a)                                 any notice under section 146 or 147 Law of Property Act 1925 requiring the Tenant to remedy a breach of any of the Tenant’s obligations hereunder notwithstanding forfeiture for any such breach shall be avoided otherwise than by relief granted by the Court;

(b)                                 any notice to repair or schedule of dilapidations accrued at or prior to the end or sooner determination of the Term whether or not served during the Term;

(c)                                  the payment of any arrears in the rents reserved by this Lease;

and in default of payment all such sums shall be recoverable as rent in arrears.

3.9                               User

(a)                                 The Premises shall be kept used and occupied only for manufacture and research within Class B1 of the Town and Country Planning (Use Classes) Order 1987 (as in force at the date of the agreement for lease pursuant to which this Lease was entered into) and ancillary storage and not in any other manner or for any other purpose or for any immoral or unlawful purpose or for any sale by auction and the Tenant acknowledges that nothing in this Lease constitutes a warranty that the above use complies with or will continue to comply with the Planning Acts and the Tenant shall not be entitled to any relief or compensation whatsoever from the Landlord in that respect.

(b)                                 Neither the Tenant nor any subtenant nor any person in occupation of the Premises shall keep any animal on or about the Premises nor conduct allow or permit to be conducted anywhere on or about the Premises any research or experiments of any kind on or involving animals of whatever kind whether live or dead.

(c)                                  Neither the Tenant nor any subtenant nor any person in occupation of the Premises shall carry out on or from the Premises research into or involving any of the following:

(i)                                     genetic modification within the meaning of Directive 2001/18/EC;

(ii)                                  human embryology within the meaning of the Human Fertilisation and Embryology Act 1990 (as amended); and/or

(iii)                               cloning, being (for the purposes of this clause) any process, including techniques of embryo splitting, designed to create a human being (or animal) with the same nuclear genetic information as another living or deceased human being (or animal as the case may be).

(d)                                 Neither the Tenant nor any subtenant nor any person under the control of the Tenant or any subtenant shall overload any floor of or lift in or serving the Premises or pass or leave anything of a harmful nature through or in the basins or water-closets of or any Conducting Media in or serving the Premises (whether exclusively or jointly with other premises) or do anything at the Premises which shall be or may become a nuisance (whether indictable or not) or which shall cause any damage or disturbance to the Landlord or the owners, tenants or occupiers from time to time of any adjoining or neighbouring premises.

3.10                        Alterations

(a)                                 Save and except in order to comply with any of the Tenant’s obligations hereunder there shall be no reconstruction or rebuilding or carrying out of any structural alterations, additions or other works of or to the Premises nor any cutting, maiming or injuring of the main walls, joists, beams or timbers of or to the Premises nor any erecting of any new buildings or erections thereon.

(b)                                 Except as already mentioned any non-structural alteration, addition or other works of or to the Premises shall be carried out only after there has first been obtained the written consent of the Landlord (such consent not to be unreasonably withheld or delayed) and all necessary approvals, consents, licences, permits or permissions of any competent authority, body or person and then only strictly in accordance with their terms and conditions and with such drawings and specifications of the relevant alteration, addition or other works as the Landlord shall require and previously have approved in writing (such approval not to be unreasonably withheld or delayed).

(c)                                  To permit the Landlord and others authorised by the Landlord to enter upon the Premises at reasonable hours during the daytime for the purpose of seeing that all alterations, additions or other works are being or have been carried out in all respects in conformity with this clause and immediately upon being required to do so to remove any alteration, addition or other works of or to the Premises which do not so conform or in respect of which any such approvals, consents, licences, permits or permissions of the competent authority, body or person has been withdrawn or has lapsed and thereupon make good all damage caused to the Premises and restore and reinstate all affected parts of the Premises to the reasonable satisfaction of the Landlord.

3.11                        Signage

No fascia, sign, name plate, bill, notice, placard, advertisement or similar device shall be affixed to or displayed in or on any part of the Premises so as to be visible from the exterior other than those indicating the name of any occupier for the time being and his business and which have (with their size and positioning) been previously approved by the Landlord in writing (such approval not to be unreasonably withheld or delayed).

3.12                        Aerials, etc

No television or wireless or other form of mast or aerial nor any flagpole shall be affixed to any part of the exterior of the Premises other than those which have (with their positioning) been previously approved by the Landlord in writing (such approval not to be unreasonably withheld or delayed).

3.13                        Planning Acts

(a)                                 Without prejudice to the generality of clause 3.4 fully to observe and perform all the requirements of the Planning Acts in respect of the Premises or their use and all the requirements of any approval, consent, licence, permit or permission granted under the Planning Acts which remain lawfully enforceable and affect the Premises and to indemnify and keep the Landlord fully indemnified from and against all actions, proceedings, costs, claims, demands, expenses and liability whatsoever arising out of or in connection with any non-observance or non-performance.

(b)                                 No application shall be made for any approval, consent, licence, permit, permission, certificate or determination under the Planning Acts in respect of the Premises without the prior written consent of the Landlord (such approval not to be unreasonably withheld or delayed).

(c)                                  Unless the Landlord shall otherwise direct in writing to carry out to the reasonable satisfaction of the Landlord during the Term (however and whenever it may terminate) all works to the Premises which as a condition of any such approval, consent, licence, permit or permission obtained by or on behalf of the Tenant or any subtenant are required to be carried out at the Premises by a date after the Term (however and whenever it may terminate).

3.14                        Statutory Notices

To give the Landlord a copy of every notice of whatsoever nature affecting or likely to affect the Premises made given or issued by or on behalf of the local planning authority or any other authority, body or person having lawful jurisdiction within seven days of its receipt by the Tenant or any subtenant and to produce the original to the Landlord on written request and to take all reasonable and necessary steps to comply with every such notice And if so required in writing by or on behalf of the Landlord to make or join with the Landlord and any other persons for the time being interested in the Premises or any adjoining or neighbouring premises in making such objections or representations against or in respect of any such notice as the Landlord may reasonably require.

3.15                        Insurer’s requirements

(a)                                 (Save with the prior written consent of the Landlord) nothing of a noxious, dangerous, explosive or inflammable nature shall be stored, placed or kept or remain on the Premises nor shall any other thing be done in or about the Premises which does or may invalidate or render void or voidable or cause any increased premium to be payable for any policy of insurance maintained by the Landlord in respect of the Premises or any adjoining or neighbouring premises.

(b)                                 To repay to the Landlord upon written demand as part of the Insurance Rent an amount equal to any such increased premium as may become so payable.

(c)                                  If the Premises or any other premises shall be destroyed or damaged as a result of any matter referred to in subclause (a) of this clause or as a result of any act, omission, neglect or default by or on the part of the Tenant or any subtenant or any person under the control of the Tenant or any subtenant as a result of which any policy of insurance maintained by the Landlord is rendered void or payment of the insurance money is refused in whole or in part to pay to the Landlord on written demand or otherwise make good to the Landlord all loss, damage and expense so incurred and to indemnify the Landlord against all actions, proceedings, costs, claims, demands and liability whatsoever resulting therefrom or arising thereout including the cost of rebuilding, reinstating, replacing and making good.

3.16                       To Let board

To permit the Landlord during the period of six months immediately preceding the end or sooner determination of the Term (and at any time during the Term in the event of any proposed disposal by the Landlord of its interest in the Premises) to affix and retain on any part of the Premises (but not so as materially to interfere with any trade or business carried on at the Premises or with reasonable access of light and air to the Premises) notices and boards relating to any proposed disposal by the Landlord of its interest in the Premises or for reletting or otherwise dealing with the same and to permit all persons with written authority from the Landlord or the Landlord’s agents to inspect and view the Premises at reasonable times of the day by previous appointment.

3.17                        Prohibited alienation

The Tenant shall not assign, transfer, underlet, part with or share possession or occupation, mortgage or charge any part (as opposed to the whole) of the Premises nor (without prejudice to clauses 3.18 and 3.19) part with or share possession or occupation of the whole of the Premises (which is expressly prohibited) and the Tenant shall not permit or suffer any such dealing.

3.18                        Assignment

(a)                                 Not to assign the whole of the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) provided that the Landlord shall be entitled:

(i)                                     to withhold its consent in any of the circumstances set out in subclause (c);

(ii)                                  to impose all or any of the matters set out in subclause (d) as a condition of its consent.

(b)                                 The provisos to subclause (a) shall operate without prejudice to the right of the Landlord to withhold such consent on any other ground or grounds where such withholding of consent would be reasonable or to impose any further condition or conditions upon the grant of consent where the imposition of such condition or conditions would be reasonable.

(c)                                  The circumstances referred to in subclause (a)(i) are as follows:

(i)                                     where the assignee is an associated company of the Tenant unless the assignee would otherwise be an Acceptable Assignee;

(ii)                                  where in the reasonable opinion of the Landlord the assignee is not of sufficient financial standing to enable it to comply with the tenant’s covenants in the Lease;

(iii)                               where the assignee enjoys diplomatic or state immunity;

(iv)                              where the assignee is not resident in England and Wales;

(v)                                 where either the assignee is not an Acceptable Assignee or the combination of the assignee and a third party guarantor who executes and delivers to the Landlord a deed of guarantee reasonably acceptable to the Landlord incorporating the provisions of Schedule 6 does not meet the criteria of an Acceptable Assignee;

(vi)                              where in the reasonable opinion of the Landlord the assignee is not a Gateway Tenant.

(d)                                 The conditions referred to in subclause (a)(ii) are as follows:

(i)                                     the execution and delivery to the Landlord prior to the assignment in question of a deed of guarantee (being an Authorised Guarantee Agreement);

(ii)                                  the payment to the Landlord of all rents and other sums which have fallen due under the Lease prior to the date of assignment;

(iii)                               the giving of any requisite consent of any superior landlord or mortgagee and the fulfilment of any lawful condition of such consent;

(iv)                              if reasonably required by the Landlord, the execution and delivery to the Landlord prior to the assignment of a rent deposit deed in such form as the Landlord shall reasonably require together with the payment by way of cleared funds of the sum specified in the rent deposit deed;

(v)                                 if reasonably required by the Landlord, the execution and delivery to the Landlord of a deed of guarantee entered into by one or more third party guarantors reasonably acceptable to the Landlord incorporating the provisions of Schedule 6;

(vi)                              the assignee shall remain an Acceptable Assignee up to the date of the assignment.

(e)                                  For the purposes of this clause the following expressions shall have the meanings set opposite them:

“Acceptable Assignee” means proposed assignee:

(i)                                     whose Audited Accounts for the three financial years which immediately precede the Application Date show pre-tax profits for each of those years which equal or exceed three times the Total Rent payable in each of those years; and

(ii)                                  whose net realisable assets (after the deduction of all figures attributed to goodwill and other intangible assets and to stock and (in the case of a company) of any prospective liability for Corporation Tax on capital gains in the event of the assets being realised at balance sheet or any note to the balance sheet value) as shown in that assignee’s Audited Accounts for the financial year of that assignee which immediately precedes the Application Date exceed in value five times the Total Rent;

“Application Date” means any date on which the Tenant shall give to the Landlord notice of its intention to assign the Premises;

“Audited Accounts” means

(1)                                 in the case of a limited company accounts prepared and published in accordance with the relevant requirements of the Companies Act 1985 and 1989 and of all other applicable statutes and all orders, rules and regulations (whether statutory or issued by any regulatory authority);

(2)                                 in the case of a company not registered in Great Britain such accounts and accounting records as may be available and prepared according to the relevant requirements of the legislation and all other applicable rules of the country in which the assignee is resident;

(iii)                               in any case accounts prepared and published in accordance with best current accounting practice;

“Total Rent” means the total of the yearly rents reserved and payable under this Lease and where this Lease provides for a review of the Rent then account shall be taken of the amount of any likely increase payable from any relevant Review Date as defined in clause 6.1(a).

3.19                        Subletting

(a)                                 The Tenant may subject to the provisions of subclauses (b), (c), (d), (e) and (f) of this clause sublet the whole of the Premises or any part of the Premises Provided That the Premises shall not be split into more than two units of occupation in total at any time.

(b)                                 The Tenant shall not sublet or agree to sublet the Premises or any permitted part of the Premises otherwise than at the open market rent then reasonably obtainable with vacant possession on the open market without fine or premium with provision for upwards only review of such rent as at each Review Date (as defined in clause 6.1(a)) which shall occur during the term of the relevant underlease in a similar manner (mutatis mutandis) as provided in clause 6 and every permitted underlease (whether mediate or immediate) of the whole or any permitted part of the Premises shall (so far as applicable) contain covenants by the subtenant in the same form as those contained in clauses 3.17, 3.18 and 3.19.

(c)                                  Before or at the same time as any underletting of the whole of the Premises or an underletting of a permitted part of the Premises shall be effected the proposed subtenant shall enter into direct covenants with the Landlord in such form as the Landlord shall require to observe and perform all the covenants and agreements on the part of the Tenant and the stipulations and conditions contained in this Lease (other than the payment of the Rent, Insurance Rent and the Service Charge) during the term of the underlease.

(d)                                 Any underlease shall contain a valid and effective agreement to exclude the provisions of sections 24-28 (inclusive) of the Landlord and Tenant Act 1954 in relation to such underlease.

(e)                                  The Tenant shall not sublet the Premises or agree to sublet the Premises otherwise than to a subtenant who in the reasonable opinion of the Landlord is a Gateway Tenant.

(f)                                   Subject and without prejudice to the other provisions of this clause there shall be no underletting of the whole of the Premises and no underletting of a permitted part of the Premises without the prior written consent of the Landlord.

3.20                        Registration of dealings

Within 21 days of every assignment or transfer (whether by deed, will or otherwise) and every mortgage or charge and every permitted underletting of the Premises or any permitted part and upon every other disposition or transmission or devolution of the Premises (including all Orders of Court, Probates and Letters of Administration) notice shall be given to the Landlord’s solicitors with the date and short particulars of the dealing and the names and addresses of every party and at the same time the deed, document or instrument creating or evidencing the dealing shall be produced to the Landlord’s solicitors for registration (with a certified copy for retention by the Landlord) and such solicitors’ fee of £40 for such registration shall be paid by the Tenant.

3.21                        Encroachments

(a)                                 Neither the Tenant nor any subtenant shall effect, authorise or permit any encroachment upon or acquisition of any right, easement, quasi-right, quasi-easement or privilege adversely affecting the Premises or any closing or obstruction of the access of light or air to any windows or openings of the Premises nor shall the Tenant or any subtenant give any acknowledgement to any third party that the enjoyment of access of light or air is by the consent of such third party or give any consideration to any third party or enter into any agreement with any third party for the purpose of inducing or binding such third party to abstain from obstructing the access of light or air.

(b)                                 If any such encroachment or acquisition or closing or obstruction shall be threatened or attempted to give notice of the dealing to the Landlord as soon as the same comes to the knowledge of the Tenant or of any subtenant and upon request by the Landlord to take immediate steps (in conjunction with the Landlord and other interested persons if the Landlord shall so require) and to adopt all such lawful means and do all such lawful things as the Landlord may reasonably deem appropriate for preventing any such encroachment or acquisition.

3.22                        Costs of applications

To pay all proper costs and expenses (including surveyors’ fees and solicitors’ charges and all stamp duties and other disbursements) incurred or payable by the Landlord in respect of every application to the Landlord for any consent or approval hereunder whether or not such consent or approval is granted or refused or the application for same is withdrawn.

3.23                        Observe documents

To observe and perform the agreements, covenants and stipulations contained or referred to in the documents brief particulars of which are set out in Schedule 3 hereto in so far as the same are still subsisting and capable of being enforced against the Premises or the owner, landlord, tenant or occupier of the Premises and to keep the Landlord throughout the Term fully indemnified against all actions, proceedings, costs, claims, demands, expenses and liability in any way relating to such matters.

3.24                        Keyholder

To ensure that at all times the Landlord has written notice of the name home address and home telephone number of at least two keyholders of the Premises.

3.25                        Environmental Liability

(a)                                 In this clause:

(i)                                     “Environmental Claim” means any formal written notice given by any person or body including without limitation any relevant enforcing or regulatory authority alleging liability or potential liability including (without limitation) investigatory costs remedial costs administrative costs fines damages and penalties arising out of or based on or resulting from either regulatory civil or criminal action relating to either the presence or release migration or escape into the environment of any Hazardous Materials and forming the basis of any infringement of any Environmental Laws;

(ii)                                  “Environmental Laws” means all legal requirements relating to the pollution or protection of the environment (as defined in Section 1(2) of the Environmental Protection Act 1990) or harm to human health or the environment including without limitation those relating to Environmental Matters or otherwise relating to the manufacture processing distribution use treatment storage keeping disposal transport or handling of Hazardous Materials or of goods containing Hazardous Materials;

(iii)                               “Environmental Matters” means waste (as defined in Section 75 of the Environmental Protection Act 1990) contaminated land discharges and emissions of Hazardous Materials into any environmental medium noise and vibration heat light and radiation dangerous hazardous or toxic substances and materials nuisance (including statutory nuisance) and health and safety;

(iv)                              “Hazardous Materials” means all chemicals pollutants contaminants waste petroleum petroleum products pesticides dangerous or noxious or hazardous or toxic or carcinogenic or radioactive or explosive or combustible or inflammable substances and materials (in each case whether in the form of a solid liquid, gas or vapour, and whether alone or in combination) which are in each case causing or in a condition capable of causing harm or damage to the environment or to the health and safety of persons;

(v)                                 “Pre-existing Environmental Matters” means the presence of any Hazardous Materials at the Premises or any Environmental Matters in existence at the Premises in either case prior to the first occupation of the Premises by the Tenant (except to the extent the condition of such Hazardous Materials or Environmental Matters has been made worse by the act or negligent omission of the Tenant).

(b)                                 Save in relation to Pre-existing Environmental Matters, not to discharge or permit or suffer to be discharged any Hazardous Materials from the Premises to any adjoining or neighbouring property and not to cause contamination or pollution at, on, in or under the Premises.

(c)                                  As soon as is reasonably practicable to notify the Landlord in writing of the following and to supply to the Landlord such further information relating to such matters as the Landlord may reasonably (save for information which has the benefit of legal privilege) require:

(i)                                     the presence at the Premises of any Hazardous Materials in any condition or any occurrence on the Premises that either results or could result in the breach of the terms of this Lease relating to Environmental Matters or that might form the basis of an Environmental Claim in respect of the Premises or any other property;

(ii)                                  any pending or threatened Environmental Claim in respect of the Premises.

(d)                                 If the Landlord acting reasonably shall believe that the terms of this Lease relating to Environmental Matters have been breached or that Hazardous Materials (other than petrol in the petrol tanks of vehicles at the Premises in accordance with the provisions of this Lease or usual waste or any Hazardous Materials used in the ordinary course of the Tenant’s business which have been notified to and approved by the Landlord, acting reasonably) have been brought on to the Premises then the Landlord may cause an independent environmental consultant chosen by the Landlord to make an inspection of the Premises (including making such tests and taking such samples as the consultant considers necessary or desirable) on such terms as the Landlord shall reasonably determine Provided that if such inspection reveals that the terms of this Lease have been so breached the Tenant shall pay to the Landlord on demand the costs and expenses of such inspection.

(e)                                  Whenever required by the Landlord and save in relation to Pre-existing Environmental Matters, the Tenant shall at the Landlord’s option either:

(i)                                     carry out at the Tenant’s expense such remedial works as the Landlord shall reasonably require to ensure that the Premises comply with all

                                                Environmental Laws insofar as any act default or omission of the Tenant has caused or is causing a breach of such laws; or

(ii)                                  grant the Landlord uninterrupted access to carry out such remedial works and reimburse the Landlord on demand all costs and expenses of and associated with such remedial works.

(f)                                   Save in relation to Pre-existing Environmental Matters, to keep the Landlord indemnified from and against all expenses, costs, claims, demands, losses, liabilities, damages, fines and penalties which the Landlord may suffer or incur as a consequence of Environmental Claims arising out of any act default or omission of the Tenant and against all expenses, costs, claims, demands, losses, liabilities, damages, fines and penalties in respect of or arising from damage to or pollution of the environment or damage to property or harm to human health caused or permitted by the Tenant at the Premises and against all expenses, costs, claims, demands, losses, liabilities, damages, fines and penalties arising from the Tenant’s breach of its covenants given in this clause 3.25.

(g)                                  To comply with the Regulations and all such further regulations and directions as the Landlord may from time to time make and provide to the Tenant in writing.

(h)                                 The Tenant hereby acknowledges and covenants that its obligations and all its liabilities in relation to all Environmental Claims and environmental matters during the subsistence of this Lease shall continue despite expiry or sooner determination of this Lease.

4.                                     LANDLORD’S COVENANTS

The Landlord covenants with the Tenant as follows:

4.1                               Insure

(a)                                 To insure and (unless such insurance shall become void or payment of the insurance moneys shall be refused in whole or in part by reason of any act, omission, neglect or default by or on the part of the Tenant or any subtenant or other person under the control of the Tenant or any subtenant) to keep insured or to procure that any superior landlord (if applicable) shall insure and (unless as mentioned above) keep insured and to pay all premiums for insuring and keeping insured the Science Park (whether or not with other premises) against loss or damage by the Insured Risks for the full reinstatement cost together with insurance against:

(i)                                     architects’, surveyors’ and other professional advisers’ fees at the usual scales current for the time being and the cost of demolition and site clearance consequent upon rebuilding or reinstatement; and

(ii)                                  three years’ loss of the Rent and the Service Charge or loss of the Rent and the Service Charge for such period as the Landlord shall in its absolute discretion deem necessary for the rebuilding or reinstatement of the Science Park taking into account any likely increases in such rents during such period.

(b)                                 (Unless as mentioned above) to apply all such moneys (except moneys received in respect of loss or damage of or to such adjoining or neighbouring premises or any fixtures and fittings liability to third parties or loss of rent) as the Landlord may receive under or by virtue of such insurance in rebuilding or reinstating the Premises or such parts as may have been damaged or destroyed as expeditiously as possible (subject always to the Landlord being able to obtain all such approvals, consents, licences, permits and permissions from any superior landlord or other competent authorities and all such materials and labour as may be necessary for such rebuilding and reinstatement).

4.2                               Quiet enjoyment

That the Tenant paying the Rent, the Insurance Rent, the Service Charge and all other moneys which may become payable hereunder by the Tenant and observing and performing the several covenants and agreements on the Tenant’s part and the conditions and stipulations contained in this Lease shall and may peaceably hold and enjoy the Premises during the Term in accordance with the provisions of this Lease without any lawful interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

4.3                               Provide services

Unless prevented by strikes, lockouts, unavailability of materials or labour or by any other matter outside the control of the Landlord and so long as the Tenant shall pay the Service Charge the Landlord shall use its best endeavours to carry out the works and to provide the services referred to in Schedule 4 Part B hereto.

4.4                               Provision of power water etc

(a)                                 Until such time (if any) as the Landlord shall arrange for the provision of all or any of the following services directly from the relevant utility company the Landlord shall subject to the Tenant paying the outgoings referred to in clause 3.2(b) use all reasonable endeavours to procure the supply of the following services to the Premises:

(i)                                     electricity;

(ii)                                  heated water;

(iii)                               mains raw water;

(iv)                              sewerage;

(v)                                 medium temperature hot water for heating.

(b)                                 The Landlord may upon written notice to the Tenant of not less than five working days suspend for such reasonable period as may be necessary for repair replacement modernisation (including works to supply any service to the Premises directly from the relevant utility company) any of the services referred to in clause 4.4(a) and in any event the Landlord shall be under no liability in respect of any failure in the performance or observance of any such obligation PROVIDED THAT if such suspension exceeds 24 continuous hours, the Landlord shall provide equivalent temporary services at its own cost.

(c)                                  In the event of any failure to pay the outgoings referred to in clause 3.2(b) or any part of them within 14 days of demand the Landlord may in its absolute discretion and without prejudice to any other remedy available to the Landlord cease to arrange for the supply to the Premises of the service or services to which the non-payment relates until such time as payment is made.

(d)                                 All liability on the part of the Landlord pursuant to this clause shall cease in respect of any service which the Landlord shall acting reasonably and in the interests of good estate management (and without any obligation so to do) make arrangements to have supplied directly to the Premises by the relevant utility company.

5.                                      PROVISOS

PROVIDED ALWAYS AND IT IS AGREED as follows:

5.1                               Interest on late payments

(a)                                 Whenever the whole or any part of the Rent or the Insurance Rent or the Service Charge (whether formally or legally demanded or not) or any other moneys which may become payable hereunder by the Tenant to the Landlord shall remain unpaid after becoming due and payable then the amount or the balance for the time being unpaid shall (without prejudice to the Landlord’s right of re-entry or any other right or remedy of the Landlord) as from the due date for payment and until the same is duly paid bear and carry interest thereon (as well after as before any judgment) at the rate of four per cent per annum above the base rate for the time being of Barclays Bank PLC or (in the event of such rate ceasing to be published) at such equivalent rate as the Landlord shall notify to the Tenant.

(b)                                 In the event of there being any breach by the Tenant of the covenants on its part contained in this Lease and the Landlord having notified the Tenant in writing that by reason of such breach the Rent or Insurance Rent or the Service Charge will not be accepted for the time being then the amount or the balance for the time being outstanding shall (but without prejudice as mentioned above) as from the date of the notice served by the Landlord in respect of such breach or (if later) from the due date for payment until the date on which payment is tendered by the Tenant following the remedying of such breach bear and carry interest thereon (as well after as before any judgment) at the above rate;

and the Tenant accordingly COVENANTS with the Landlord that in every such case the Tenant will pay such interest thereon to the Landlord in addition to the Rent and Insurance Rent and Service Charge and other moneys (as well after as before any judgment) at the above rate and in default of payment such interest shall be recoverable as rent in arrears.

5.2                               Re-entry

Without prejudice to any other provisions contained in this Lease, if:

(a)                                 any of the rents reserved by this Lease are unpaid for 21 days after becoming payable (whether formally demanded or not);

(b)                                 the Tenant is in breach of any of its obligations in this Lease;

(c)                                  the Tenant (being a company) enters into liquidation whether compulsory or voluntary (other than for the purpose of reconstruction or amalgamation not involving a realisation of assets) or a resolution is passed or a petition is presented for such liquidation;

(d)                                 an administrator is appointed in respect of the Tenant pursuant to the Insolvency Act 1986 or the Insolvent Partnerships Order or application is made for such administration or notice is given under paragraph 15 or 26 of Schedule B1 to the Insolvency Act 1986 (as amended);

(e)                                  a receiver is appointed in respect of the Tenant or any assets of the Tenant;

(f)                                   (where the Tenant comprises or includes one or more individuals) a bankruptcy order is made against any such individual or a petition is presented for such bankruptcy order;

(g)                                  the Tenant becomes insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or makes a proposal for or enters into any composition with its or his creditors or makes a proposal for or enters into a voluntary arrangement (within the meaning of section 1 or section 253 Insolvency Act 1986);

(h)                                 distress, sequestration or execution is levied on the Tenant’s goods; or

(i)                                     any event analogous to any of the above events occurs in any jurisdiction other than England and Wales then the Landlord may at any time re-enter the Premises or any part of the Premises in the name of the whole and immediately this Lease shall terminate absolutely but without prejudice to any rights of the Landlord in respect of any breach of any of the obligations on the Tenant’s part in this Lease.

5.3                               Rent cesser

If the Premises or any material part or access roads within the Science Park shall at any time or times be destroyed or damaged by any of the Insured Risks so as to render the Premises unfit for occupation and use then and in every such case (unless as provided in clause 4.1(a)) the Rent and Service Charge or a fair and just proportion according to the nature and extent of the damage sustained (as agreed between the Landlord and the Tenant in writing within one month of such destruction or damage) shall for a period of three years (or for such other period as the Landlord shall have insured under clause 4.1(a)) from the date of such damage or destruction or (if earlier) until the Premises and access roads within the Science Park have been rebuilt or reinstated and made fit for occupation and use be suspended and cease to be payable and failing such agreement or in case any dispute shall arise as to the amount of such suspension and/or such period the same shall be determined by an independent surveyor who shall:

(a)                                 be a chartered surveyor with at least ten years experience in the assessment of rent for premises of a similar nature in the locality of the Premises;

(b)                                 be appointed by the President or Vice President for the time being of the Royal Institution of Chartered Surveyors on the application of whichever of the Landlord and the Tenant shall first so apply;

(c)                                  act as an expert and not as an arbitrator;

(d)                                 on his appointment serve written notice on the Landlord and the Tenant;

(e)                                  consider any written representations by or on behalf of the Landlord or the Tenant concerning such matter which are received by him within 28 days of such service but otherwise have an unfettered discretion to determine such matter;

(f)                                   serve notice of such determination on the Landlord and the Tenant as soon as he has made it;

(g)                                  be paid his proper fee and expenses in connection with such determination by the Landlord and the Tenant in equal shares or any such shares as he may determine;

and any such determination shall be final and binding on the parties Provided that if and whenever any person so appointed shall die, be adjudged bankrupt or become of unsound mind or if both the Landlord and the Tenant shall serve upon such person written notice that in their opinion he has unreasonably delayed making such determination such person shall ipso facto be discharged and be entitled only to his reasonable expenses prior to such discharge and another such independent surveyor shall be appointed to act in his place.

5.4                               Statutory compensation

The Tenant shall not be entitled on quitting the Premises to any compensation under section 37 Landlord and Tenant Act 1954 (as amended).

5.5                               Data Protection Act 1998

For the purposes of the Data Protection Act 1998 or otherwise the Tenant and the Surety (if any) acknowledge that information relating to this tenancy will be held on computer and other filing systems by the Landlord or the Landlord’s managing agent (if any) for the purposes of general administration and/or enforcement of this Lease and agree to such information being used for such purposes and being disclosed to third parties so far only as is necessary in connection with the management of the Landlord’s interest in, the insurance of and/or maintenance of the Premises, checking the credit-worthiness of the Tenant and the Surety, or the disposal or sub-letting of the Premises, or is necessary to conform with recognised industry practice in the management and letting of property.

5.6                               Exclusion of liability

The Landlord shall not be liable to observe or perform any obligation on its part contained in this Lease (and the Tenant releases the Landlord from all liability in respect of any breach or non-observance of any such obligation) after it has ceased to be entitled to the reversion immediately expectant upon the Term.

6.                                      RENT REVIEW

IT IS ALSO AGREED AND DECLARED between the parties hereto as follows:

6.1                               In this clause:

(a)                                 the “Review Date” means and includes 1 January 2017 and the date of expiry of each period of 5 years thereafter;

(b)                                 the “Market Rack Rent” means the annual rack rent exclusive of all outgoings at which the Premises might reasonably be expected to be let as a whole as between a willing landlord and a willing tenant in the open market for a term of five years from the relevant Review Date without payment of any fine or premium upon the terms and subject to covenants, agreements, stipulations and conditions similar to those contained in this Lease (except as to the Term and the amount of the Rent but including similar provisions for review) but upon the assumption that:

(i)                                     the Tenant has complied with all of the covenants on the part of the Tenant in this Lease contained;

(ii)                                  the Premises are available to be let with vacant possession (but such assumption shall not give rise to any discount or abatement of the Market Rack Rent to allow for any discount or rent free period which a willing landlord would or might grant or allow a willing tenant upon or as a term of the grant and acceptance of such letting);

(iii)                               the Premises are fit and ready for immediate occupation and for any use permitted by this Lease and by any licence or consent granted by the Landlord prior to the relevant Review Date at the request of the Tenant or any permitted undertenant or any predecessor in title of them or either of them respectively;

(iv)                              in case the Premises have been destroyed or damaged they have been fully restored;

(v)                                 all Value Added Tax payable by the Tenant under the provisions of this Lease is recoverable by the Tenant in full;

and disregarding (if appropriate):

(1)                                 any effect on rent of the fact that the Tenant or any permitted undertenant or their respective predecessors in title or any other permitted occupier has been or is in occupation of the whole or any part of the Premises;

(2)                                 any goodwill attached to the Premises by reason of the carrying on at the Premises of the business of the Tenant or any permitted undertenant or other permitted occupier;

(3)                                 any permitted improvement to the Premises carried out by and at the expense of the Tenant or any permitted undertenant or any predecessor in title of them or either of them respectively otherwise than in pursuance of an obligation to the Landlord and being such an improvement completed after the date of this Lease but not more than 21 years before the relevant Review Date;

(4)                                 any works of demolition, construction, alteration or addition carried out or being carried out on the Premises (otherwise than by and at the instance of the Landlord or in pursuance of an obligation to the Landlord) which diminish the rental value of the Premises at the relevant Review Date.

6.2                               As at each Review Date there shall be a review of the Rent and the Landlord and the Tenant shall seek to agree the Market Rack Rent but failing written agreement between the parties the Landlord or the Tenant may at any time not more than two months prior to the relevant Review Date refer the determination of the Market Rack Rent to an independent surveyor (being such a person as is mentioned in clause 5.3(a) and who shall be appointed as mentioned in clause 5.3(b)) acting as an arbitrator (in which case the Arbitration Act 1996 shall apply) or (if the Landlord and the Tenant shall so agree) such independent surveyor shall act as an expert and not as an arbitrator.

6.3                               If the determination of the Market Rack Rent shall be referred to an expert in accordance with the previous clause then clause 5.3(d), 5.3(e), 5.3(f) and 5.3(g) shall also apply and such expert shall give notice in writing of his decision within two months of his appointment or within such extended period as the parties may agree.

6.4                               The Rent payable hereunder as from such Review Date (the “Reviewed Rent”) until next increased on a subsequent Review Date or the end or sooner determination of the Term (as the case may be) shall be the greater of the Rent payable hereunder immediately prior to the relevant Review Date (the “Current Rent”) and the Market Rack Rent agreed or determined in accordance with clause 6.2.

6.5                               If the Reviewed Rent shall not be ascertained by the Review Date then until it has been ascertained the Tenant shall continue to pay on account Rent at the rate of the Current Rent until the quarter day after it has been ascertained on which quarter day the Tenant shall pay the Landlord an additional sum equal to the excess (if any) of Rent at the rate of the Reviewed Rent over Rent at the rate of the Current Rent for the period from the Review Date to such quarter day plus interest on such additional sum from the date on which each instalment would have been due during such period if the Reviewed Rent had then been ascertained such interest being chargeable at the rate of two per cent per annum above the base rate for the time being of Barclays Bank PLC or (in the event of such rate ceasing to be published) at such equivalent rate as the Landlord shall notify to the Tenant.

6.6                               A Memorandum of the Market Rack Rent shall be entered into between the parties in such terms as the Landlord shall reasonably require.

7.                                      TENANT’S OPTION TO DETERMINE

7.1                               The Tenant may end this Lease on 23 January 2016 by giving at least 18 months’ written notice expiring on that day provided that at the time of expiry of such notice:

(a)                                 there are no arrears of any of the rents reserved by clauses 2.1, 2.3 and 2.4 of this Lease; and

(b)                                 vacant possession of the Premises is given.

7.2                               If any of the conditions referred to in (a) or (b) above are not satisfied at the date of expiry of such notice the notice is deemed to be of no effect and this Lease shall continue as before, provided that the Landlord may waive all or any of such conditions by giving notice to the Tenant at any time.

7.3                               The ending of this Lease shall not affect either party’s rights in respect of any earlier breach of any provision of this Lease.

7.4                               On the date on which this Lease ends pursuant to this clause, the Tenant shall hand over to the Landlord the original Lease and all other title deeds and documents relating to the Premises, and shall execute such document as the Landlord shall reasonably require in order to cancel any entry or title at the Land Registry.

7.5                               Nothing in this clause shall have the effect of making time of the essence for the purposes of the review of rent under this Lease.

8.                                      ACCIDENTAL HAPPENINGS OR INJURIES

8.1                               The Landlord shall not be responsible to the Tenant or the Tenant’s licensees servants agents tradesmen or other persons in the Premises or any part thereof or calling upon the Tenant or upon the Science Park for any accidental happening or injury suffered to or loss of any chattel or property (save when the same are due to the default or negligence of the Landlord) sustained on the Premises the Science Park or any part thereof and the Tenant shall indemnify the Landlord against all claims actions and proceedings in respect of any such accident happening or injury.

8.2                               The Landlord shall not be liable to the Tenant or any other person claiming through the Tenant for any loss or damage whatsoever which may be caused by stoppage interruption or defect of any plant or machinery in or service to the Premises or the Science Park or any neighbouring premises.

8.3                               The Landlord shall not be liable to the Tenant or any other person claiming through the Tenant for any loss or damage whatsoever howsoever caused and whether such may have been caused directly or indirectly by the use or occupation of any other part of the Science Park by any other occupier or not.

9.                                      NOTICES

This Lease shall incorporate the provisions as to notices contained in section 196 Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 and every notice required to be given hereunder shall be in writing.

10.                               VAT

10.1                        All rents and other sums payable by the Tenant hereunder which are for the time being subject to VAT shall be considered to be tax exclusive sums and the VAT at the appropriate rate for the time being shall be payable by the Tenant in addition.

10.2                       The Tenant shall indemnify and keep indemnified the Landlord against any VAT paid or payable by the Landlord in respect of any costs, fees, disbursements, expenses or other sums which the Landlord is entitled to recover under the terms of this Lease.

11.                               LANDLORD AND TENANT (COVENANTS) ACT 1995

This Lease is a new tenancy within the meaning of section 1 Landlord and Tenant (Covenants) Act 1995.

12.                               ADDRESS FOR RENT DEMANDS

Whilst GW Pharma Limited is the Tenant all rent demands should be sent to “c/o GW Pharmaceuticals Plc, Building 114, Porton Down Science Park, Porton, Wiltshire SP4 0JQ” unless it notifies the Landlord of another address.

13.                               DELIVERY AS A DEED

This document shall be treated as having been executed as a deed only upon being dated.

14.                               RIGHTS OF THIRD PARTIES

No person other than a contracting party may enforce any provision of this Lease by

IN WITNESS of the above the parties have executed this deed the day and year first before written

Schedule 1

RIGHTS GRANTED

1.                                      The right for the Tenant, its employees and licensees in common with the Landlord and all others having the like right for the purpose only of access to and egress from the Premises to pass and repass with or without vehicles over the Access Roads. However, if at any time during the Term in its absolute discretion the Landlord desires to alter, stop up or divert the Access Roads or any part or parts of them the Landlord shall have full right and liberty so to do, but at its own expense and subject to the Landlord leaving available for use by the Tenant reasonable means of access to the Premises.

2.                                      The right for the Tenant in common with the Landlord and all others having the like right of full, free and uninterrupted passage and running of water and soil, gas, electricity and all other services to the Premises through the Conducting Media which are now in, upon, over or under other parts of the Science Park.

3.                                      The right for the Tenant its employees and licensees to park not more than 33 private cars (duly insured and taxed for use on the public highway) in the parking spaces edged green on the plan numbered 3 attached hereto. However, if at any time in the interests of proper estate management the Landlord desires to redesignate all or any of the said parking spaces, the Landlord shall have full right and liberty so to do, but at its own expense and subject to the Landlord making available for use by the Tenant always at least the same number of parking spaces as are edged green on the aforementioned plan.

Schedule 2

RIGHTS RESERVED

1.                                      The full, free and uninterrupted passage and running of water and soil, gas, electricity and all other services through under and over the Premises for the benefit of the Landlord and the owners, tenants or occupiers for the time being of the adjoining or neighbouring premises through the Conducting Media which are now or may hereafter be in, upon, over or under the Premises.

2.                                      The full and free right and liberty to enter after three working days’ prior notice (except in case of emergency) upon such parts of the Premises as may be necessary at all reasonable times for the purpose of connecting, laying, inspecting, repairing, cleansing, maintaining, amending, altering, replacing, relaying or renewing any Conducting Media and to erect, construct or lay in, under, over or across such reasonable parts of the Premises (as shall be agreed with the Tenant whose agreement shall not be unreasonably withheld or delayed) any Conducting Media, poles, structures, fixtures or other works for the drainage of or for the supply of water, gas, electricity, telephone, heating, steam and other services to any adjoining or neighbouring premises, the person or persons so entering making good all damage thereby occasioned to the Premises.

3.                                      The full and free right and liberty to enter after three working days’ prior notice (except in case of emergency) upon the Premises for the purpose of carrying out any necessary repairs, alterations or improvements to any adjoining or neighbouring premises.

4.                                      All rights of light and air which the Premises enjoy over any other property.

5.                                      The right to deal with, modify or vary all covenants of which the Premises enjoy the benefit Provided that in so doing, the Tenant’s legal use of the Premises shall not be materially adversely affected.

6.                                      All rights of entry in clause 3 of this Lease.

7.                                      The right to erect scaffolding for the purpose of inspecting repairing or cleaning the Premises and any buildings now or after the date of this Lease during the Term on adjoining or neighbouring premises notwithstanding that such scaffolding may temporarily restrict the access of light and air to the Premises.

8.                                      The right to erect any new buildings of any height on adjoining or neighbouring premises in such manner as it shall think fit notwithstanding the fact that the same may obstruct affect or interfere with the amenity of or access to the Premises or the passage of light and air to the Premises.

Schedule 3

DOCUMENTS TO BE OBSERVED

1.                                      All those documents and matters referred to in the Property and Charges Registers of the Landlord’s freehold title of the Science Park as registered at the Land Registry under title number *** or such other number as the Registrar shall allocate from time to time as at 31 July 2009 (save for any financial charges).

2.                                      Wayleaves granted to British Telecom (and its successors) variously:

2.1                               dated May 2002 between *** and British Telecommunications plc (2);

2.2                               dated 6 September 2001 between *** and British Telecommunications plc (2);

2.3                               dated 24 May 2001 between *** and British Telecommunications plc (2);

2.4                               dated 15 February 2001 between Robert Williams, *** and British Telecommunications plc (2);

2.5                               dated 13 February 2001 between Robert Williams, *** and British Telecommunications plc (2).

3.                                      Wayleaves granted to The South Eastern Electricity Board variously:

3.1                               dated 26 January 1967 between Shell Research Limited (1) and The South Eastern Electricity Board (2);

3.2                               dated 15 February 1989 between Shell Research Limited (1) and The South Eastern Electricity Board (2).

***         Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Schedule 4

SERVICE CHARGE

Part A

1.                                      The service charge hereinafter referred to shall be a sum (the “Service Charge”) being the sum of:

(a)                                 the reasonably incurred costs, expenses and outgoings from time to time incurred by the Lessor in respect of the works, matters and things specified in all the paragraphs (save for paragraphs 1.1, 1.2, 1.3 and 4) of Part B of this Schedule; and

(b)                                 the Fixed Charge as defined in Schedule 5.

2.                                      The Lessee shall pay the Fixed Charge by equal quarterly payments in advance on the usual quarter days and so in proportion for any broken period.

3.                                      The Lessee shall pay to the Lessor from time to time within 21 days of written demand the sums referred to in paragraph 1(a) of this Part of this Schedule.

4.                                      Notwithstanding the foregoing provisions of this Part of this Schedule the first payment of the Fixed Charge for the period from 1 January 2012 to the next quarter day hereafter shall be paid on or before the date hereof.

5.                                      The Lessor shall not be concerned in the administration and collection of or accounting for the Service Charge on an assignment of this Lease and accordingly the Lessor shall:

5.1                               not be required to make any apportionment relative to the assignment; and

5.2                               be entitled to deal exclusively with the Lessee in whom this Lease is for the time being vested (and for this purpose in disregard of any assignment which has not been registered in accordance with clause 3.20).

6.                                      For the avoidance of doubt any costs, expenses and outgoings from time to time incurred or to be incurred by the Lessor in relation to the matters and things specified in paragraphs 1.1 and 1.2 of Part B of this Schedule shall be borne by the Landlord and shall not be included in the Service Charge.

Part B

1.                                      The costs and expenses of maintaining, repairing, cleansing, decorating and renewing:

1.1                              the Structure;

1.2                               any Building External Plant (but excluding those parts which are the responsibility of the Lessee under this Lease);

1.3                               the Centre Common Parts;

1.4                               (provided that these shall only be included if the Lessor so determines) the external surfaces of external windows of the Building and the window cleaning equipment serving the Building.

2.                                      All costs and expenses incurred by the Lessor or its Surveyors in respect of:

2.1                               the general management of the Building;

2.2                               maintenance contracts for any Building External Plant;

2.3                               employing staff for the purposes of or in any way connected with any of the matters mentioned in this Part of this Schedule or for security or building maintenance purposes or otherwise in the interests of good estate management or for the proper enjoyment and benefit of the Building.

3.                                      The cost of carrying out works or services of any kind whatsoever which the Lessor may reasonably deem desirable or necessary for the purpose of maintaining or improving the services in the Building and the cost of any other services reasonably provided by the Lessor from time to time for the benefit of lessees in the Building or in the interests of good estate management.

4.                                      The cost of providing security at the Science Park to include (if and as deemed necessary by the Lessor in its discretion) 24 hour manned presence CCTV surveillance security fencing and gates or other equivalent perimeter security measures.

5.                                      All VAT which may be applicable to any of the foregoing services or items save to the extent that the Lessor can recover the same.

Schedule 5

INDEX-LINKED REVIEW OF SERVICE CHARGE

1.                                      In this Schedule the following expressions shall have the meanings set opposite them:

“Fixed Charge”	from the commencement of the term until 24 December 2012 the Initial Charge and thereafter as determined in accordance with paragraph 2 of this Schedule 5;

“Review Date”

the 25th day of December 2012 and every anniversary of that date and the date which is one day before the date on which the Term would expire by effluxion of time (disregarding any statutory continuation thereof);

“Initial Charge”	£42,405.83

“Index”	the Index of Retail Prices (All Items) published by H M Government or any equivalent index stated by H M Government to be the official successor to the Index of Retail Prices (All Items)

PROVIDED that if the method of computation and/or the reference base of the Index shall materially change after the date of this Lease then the figure deemed to be shown in the Index for the purposes of this Lease after such change shall be the figure which would have been shown in the Index if the method of computation and/or reference base current at the date of this Lease had been retained, and any official reconciliation between such differing methods of computation or reference bases shall be binding on the parties to this Lease;

“Relevant Fraction”	A fraction of which the numerator is the figure of the Index published in the four weeks preceding the relevant Review Date and the denominator is the figure of the Index published in December 2011;

“Expert”

An independent chartered accountant (acting as an expert) being a partner in or a director of a leading firm or company of chartered accountants to be nominated in default of agreement by the Landlord and the Tenant by the President for the time being of the Institution of Chartered Accountants in England and Wales on the application of the Landlord or the Tenant made not more than one month before the relevant Review Date.

2.                                      From and including each Review Date the Fixed Charge shall be whichever is the higher of:

(a)                                 the Fixed Charge which was payable immediately before the relevant Review Date (the “Old Charge”); and

(b)                                 the figure calculated by multiplying the Initial Charge by the Relevant Fraction (the “Revised Charge”).

3.                                      If the Landlord and the Tenant shall fail to agree upon the Revised Charge, then either of them may not more than one month before the relevant Review Date require the Revised Charge to be determined by the Expert.

4.                                      The Expert shall on being appointed invite the Landlord and the Tenant to submit to him within such time limits as he shall consider appropriate (but not being less than 21 days) representations and cross representations as to the calculation of the Revised Charge, supported if they so wish by a statement of reasons and/or schedule of calculations. The Expert shall consider such matters submitted to him but shall not be fettered thereby and shall determine the Revised Charge in accordance with his own knowledge, judgment and opinion having regard to such matters as he may consider appropriate. The Expert’s decision shall (save as to any question of law) be final and binding on all matters referred to him under this Lease.

5.                                      If after the date of this Lease it becomes impossible (because of any change in the methods used to calculate the Index, or for any other reason) to calculate the Revised Charge, then the Expert shall have full power to determine what the increase in the Index would have been had it continued on the same basis as is assumed to be available for the operation of this rent review or (if that determination shall also be impossible) shall determine a reasonable charge having regard to the purposes and intent of this Schedule.

6.                                      If the Expert shall die or be unable or unwilling to accept his appointment or to carry out his functions then either the Landlord or the Tenant may apply for a replacement to be appointed in his stead, and this procedure may be repeated as often as necessary.

7.                                      If at any Review Date there is any statutory restriction upon the review or increase of the Fixed Charge or the Landlord’s right to recover it, then at any time after the lifting, removal or modification of such restriction and prior to the next following Review Date the Landlord may give the Tenant not less than one month’s notice requiring an additional review to take place on a quarter day to be specified in such notice which quarter day shall thereupon be treated for the purposes of this Lease as a Review Date.

8.                                      The costs of the Expert and the parties’ costs of the reference to him shall lie in his award but, in the absence of such award, the Landlord and Tenant shall each bear their own costs and one half of the Expert’s costs. One party may pay the costs required to be borne by another party if they remain unpaid for more than 14 days after they become due, and then recover these and any incidental expenses incurred from that other party on demand.

9.                                      Time is not of the essence in relation to any matter contained in this Schedule.

10.                               If the Revised Charge has not been ascertained by the relevant Review Date, then the Old Charge shall be payable until such time as the Revised Charge has been ascertained.

11.                               Once the Revised Charge has been ascertained, the Tenant shall on demand pay the Landlord a sum equal to the amount (if any) by which the Revised Charge exceeds the Old Charge for the period from the relevant Review Date until the next quarter day following the date of such demand together with interest on each quarterly shortfall calculated on a daily basis from the date upon which each instalment of the shortfall would have been payable if the Revised Charge had then been ascertained at the base rate of Barclays Bank plc until seven days after the date of such demand, and thereafter together with interest calculated on a daily basis at the rate referred to in clause 5.1(a).

12.                               The Landlord and the Tenant may at any time settle the Revised Charge in more than one amount and agree to reserve such amounts increasing in steps until the next Review Date or, if none, until the termination of the Term, or as they may otherwise agree.

13.                               The parties will procure that a memorandum of the Revised Charge signed by the Landlord and Tenant shall be endorsed on or annexed to this Lease and its counterpart.

Schedule 6

COVENANTS BY THE SURETY

1.                                      The Surety (if any) in consideration of the grant of this Lease (or the agreement to the assignment of this Lease as appropriate) COVENANTS AND GUARANTEES with and to the Landlord that:

1.1                               The Tenant shall punctually pay the rents and perform and observe the covenants and other terms of this Lease.

1.2                               If the Tenant shall make any default in payment of the rents or in performing or observing any of the covenants or other terms of this Lease the Surety will pay the rents and perform or observe the covenants or terms in respect of which the Tenant shall be in default and make good to the Landlord on demand and indemnify the Landlord against all losses, damages, costs and expenses arising or incurred by the Landlord as a result of such non-payment, non-performance or non-observance notwithstanding:

(a)                                 any time or indulgence granted by the Landlord to the Tenant or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of this Lease;

(b)                                 that the terms of this Lease may have been varied by agreement between the parties;

(c)                                  any other act or thing by which but for this provision the Surety would have been released.

1.3                               These provisions are to take effect immediately on the grant (or the assignment as appropriate) of the Lease to the Tenant and are to remain in force so long and to the extent that the Tenant is not released by law from liability for any of the covenants and other terms of this Lease.

2.                                      The Surety FURTHER COVENANTS with the Landlord that if this Lease is disclaimed or forfeited prior to any lawful assignment by the Tenant of this Lease the Landlord may within six months after the disclaimer or forfeiture by notice in writing require the Surety to accept a new lease of the Premises for a term equivalent to the residue which if there had been no disclaimer or forfeiture would have remained of the Term at the same rent and subject to similar covenants and conditions as are payable under and applicable to the tenancy immediately before the date of such disclaimer or forfeiture (such new lease and the rights and liabilities under it to take effect as from the date of such disclaimer or forfeiture) and in such case the Surety shall pay the Landlord’s costs incurred by the Landlord in connection with such new lease and the Surety shall accept such new lease accordingly and will execute and deliver to the Landlord a counterpart of it.

3.                                      If this Lease is disclaimed or forfeited and for any reason the Landlord does not require the Surety to accept a new lease of the Premises in accordance with paragraph 2 the Surety shall pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises less any expenditure incurred by the Landlord in connection with the Premises and the rents which would have been payable under the Lease but for such disclaimer or forfeiture in both cases for the period commencing with the date of such disclaimer or forfeiture and ending on whichever is the earlier of the following dates:

(a)                                 the date six months after such disclaimer or forfeiture; and

(b)                                 the date (if any) upon which the Premises are relet.

4.                                      The Surety FURTHER COVENANTS and guarantees the obligations of the Tenant under any Authorised Guarantee Agreement entered into by the Tenant pursuant to the terms of this Lease.

5.                                      For the purposes of these provisions references to the Tenant are to the Tenant in relation to whom the Surety’s covenant is given but not any lawful assignee of such Tenant.

6.                                      It is hereby agreed that if any payment is made under the terms of this guarantee and the Surety is thereupon subrogated to all the Landlord’s rights of recovery in relation thereto then the Surety shall not exercise any such rights against the Tenant.

Schedule 7

AUTHORISED GUARANTEE AGREEMENT

1.                                      The Tenant in consideration of the agreement to the assignment of the Lease COVENANTS AND GUARANTEES with and to the Landlord that:

1.1                               The Assignee shall punctually pay the rents and perform and observe the covenants and other terms of the Lease.

1.2                               If the Assignee shall make any default in payment of the rents or in performing or observing any of the covenants or other terms of the Lease the Tenant will pay the rents and perform and observe the covenants or terms in respect of which the Assignee shall be in default and make good to the Landlord on demand and indemnify the Landlord against all losses, damages, costs and expenses arising or incurred by the Landlord as a result of such non-payment, non-performance or non-observance notwithstanding:

(a)                                 any time or indulgence granted by the Landlord to the Assignee or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of the Lease;

(b)                                 that the terms of the Lease may have been varied by agreement between the parties (but subject always to section 18 Landlord and Tenant (Covenants) Act 1995);

(c)                                  any other act or thing by which but for this provision the Tenant would have been released.

2.                                      The Tenant FURTHER COVENANTS with the Landlord that if the Lease is disclaimed prior to any lawful assignment by the Assignee of the Lease the Landlord may within six months after the disclaimer require the Tenant to accept a new lease of the Premises for a term equivalent to the residue which if there had been no disclaimer would have remained of the Term at the same rent and subject to similar covenants and conditions as are payable under and applicable to the tenancy immediately before the date of such disclaimer (such new lease and the rights and liabilities under it to take effect as from the date of such disclaimer) and in such case the Tenant shall pay the Landlord’s costs incurred by the Landlord in connection with such new lease and the Tenant shall accept such new lease accordingly and will execute and deliver to the Landlord a counterpart of it.

3.                                      If the Lease is disclaimed and for any reason the Landlord does not require the Tenant to accept a new lease of the Premises in accordance with paragraph 2 the Tenant shall pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises less any expenditure incurred by the Landlord in connection with the Premises and the rents which would have been payable under the Lease but for such disclaimer in both cases for the period commencing with the date of such disclaimer and ending on whichever is the earlier of the following dates:

(a)                                 the date six months after such disclaimer;

(b)                                 the end or sooner determination of the Term.

4.                                      Notwithstanding any of the above provisions the Tenant:

(a)                                 shall not be required to guarantee in any way the liability for the covenants and other terms of the Lease of any person other than the Assignee; and

(b)                                 shall not be subject to any liability, restriction or other requirement (of whatever nature) in relation to any time after the Assignee is by law released from the covenants and other terms of the Lease.

5.                                      No person other than a contracting party may enforce any provision of this Deed by virtue of the Contracts (Rights of Third Parties) Act 1999.

6.                                      It is hereby agreed that if any payment is made under the terms of this guarantee and the Tenant is thereupon subrogated to all the Landlord’s rights of recovery in relation thereto then the Tenant shall not exercise any such rights against the Assignee.

7.                                      Words and expressions used in this Deed shall have the same meaning as in the Lease.

Schedule 8

THE REGULATIONS

1.                                      Not to store rubbish or waste of any description outside the Premises save in any area so designated by the Landlord from time to time.

2.                                      Not to allow empty containers or rubbish of any description to accumulate upon the Premises or the Centre Common Parts nor to discharge into the Conducting Media or onto any wall or parking area or forecourt of the Science Park any deleterious matter or substance including chemicals radioactive material diesel fuel or oil which might be or become a source of danger or injury to the Conducting Media or any other property or person.

3.                                      Not to use any container for rubbish or refuse other than such type and so constructed as to prevent any leakage or spillage therefrom and to keep the same in the area (if any) provided for the purpose and to prevent such rubbish or refuse causing a nuisance or annoyance to the Landlord or the owners or occupiers of neighbouring premises.

4.                                      Not to use any part of the Premises in such manner as to subject it to any excessive strain or interference and not to install machinery on the Premises which shall be unduly noisy or cause vibration.

5.                                      Not to do anything on the Premises which might reasonably be expected to produce directly or indirectly corrosive fumes or vapours or moisture or humidity in excess of that which the Premises were designed to bear and are otherwise reasonable.

6.                                      Not to load or unload any vehicle unless the vehicle shall be in a loading area provided from time to time for that purpose and not to obstruct or damage any access ways roads or landscaped areas in the Science Park or leading to the Premises.

7.                                      In the event of a spill or deposit on the Premises of any Hazardous Materials to inform the Landlord of this and permit him to enter and inspect the Premises.

8.                                      To observe the speed limits and traffic signs on the Access Roads.

EXECUTED as a deed by GW Pharma Limited acting by:	) )

Director	/s/ David Kirk

Director/Secretary	/s/ Justin Gover